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                           EXHIBIT 3

                   CONSENT AND ACKNOWLEDGMENT

          THIS CONSENT AND ACKNOWLEDGMENT (the
    "Agreement") is made and entered into this 21st day of April, 1997, by and between RBB BANK AKTIENGESELLSCHAFT
    ("RBB") and  SPINTEK GAMING TECHNOLOGIES, INC., a
    California corporation ("Spintek").

                            WITNESSETH


          WHEREAS, RBB did purchase certain convertible debentures from the Company pursuant to a convertible debenture dated July 16, 1996 (the " Debenture"), which Debenture included within its terms the right to convert such Debenture into shares of Series A Preferred Stock of the Company (the "Preferred Stock"); and

          WHEREAS, the Board of Directors of
    Spintek did authorize a designation of rights and preferences of the Preferred Stock on July 16, 1996;
    and

          WHEREAS, RBB as previously converted the Debenture into 7,202 shares of Preferred Stock; and

          WHEREAS, RBB continues to hold 6,842 shares of Preferred Stock resulting from the conversion of the Debenture, having previously converted a portion of its Preferred
    Stock into shares of common stock of Spintek; and

          WHEREAS, RBB is purchasing by means of a Subscription Agreement of even date herewith, an additional 1,429 shares of Series A Preferred Stock and is desirous of consenting to an amendment to the designations rights and preferences for the Preferred Stock so that the amended designation of rights and preferences shall govern the Preferred Stock issued upon conversion of the Debenture as well as the Preferred Stock issued pursuant to the Subscription Agreement of even date herewith.

          NOW THEREFORE, the parties do hereby agree that the designation of rights and preferences for the Series A Preferred Stock adopted by the Board of Directors of Spintek on April 21, 1997, a copy of which is attached hereto as Exhibit "A" and made a part hereof, shall govern the rights and preferences of all Series A Preferred Stock of the Company, including those shares issued pursuant to the Subscription Agreement of even date herewith and the shares formally issued upon conversion of the Debenture.


          IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of this 21st day of April, 1997.






                         RBB BANK AKTIENGESELLSCHAFT

                         By: /s/ HERBERT STRAUSS

                         Title: Headtrader



                         SPINTEK GAMING TECHNOLOGIES, INC.

                         By: /s/ GARY L. COULTER

                         Title: Chairman